                                                                      EXHIBIT 11


                   MECKLERMEDIA CORPORATION AND SUBSIDIARIES
                   -----------------------------------------

          STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (LOSS)
          ------------------------------------------------------------

                                  (UNAUDITED)
                                  -----------

                   ( In thousands, except per share amounts )
                   ----------------------------------------

                                      Three Months Ended    Nine Months Ended
                                            June 30              June 30
                                    ---------------------  --------------------

                                      1996        1995       1996        1995
                                    --------    --------   --------    --------

NET INCOME (LOSS)                       $513        $67    $(1,967)      $735
                                    ==========  ========= ==========  =========

WEIGHTED AVERAGE COMMON SHARES
     OUTSTANDING                       8,448      7,107      8,405      7,102

DILUTIVE STOCK OPTIONS AND WARRANTS      272        368         -         220
                                    ----------  --------- ----------  ---------
TOTAL PRIMARY COMMON SHARES AND
     EQUIVALENTS                       8,720      7,475      8,405      7,322
                                    ==========  ========= ==========  =========


PRIMARY EARNINGS (LOSS) PER COMMON
     SHARE                             $0.06      $0.01     $(0.23)     $0.10
                                    ==========  ========= ==========  =========

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